                                                           EXHIBIT 4.(ii)(d)(19)



                                                           Contract No. MA-13050


                 AMENDMENT NUMBER I TO TITLE XI RESERVE FUND
                           AND FINANCIAL AGREEMENT


        This Amendment Number 1 to Title XI Reserve Fund and Financial Agreement effective as of January 1, 1996 (this "Amendment"), between Great AQ Steamboat Co. (the "Company") and the United States of America, represented by the Secretary of Transportation, acting by and through the Maritime Administrator (the "Secretary").

Recitals:

A. On August 24, 1995, the Company and the Secretary entered into a Title XI Reserve Fund and Financial Agreement, Contract No. MA-13050;

B. The Delta Queen Steamboat Company ("DQSC"), parent organization of the Company, requested that the Secretary consent to the merger of Creative Endeavors, Inc. ("CEI") with and into the Company, effective as of January 1, 1996, at 12:01 a.m. (the "Merger");

C. On December 29, 1995, the Secretary consented to the Merger, subject to the following conditions: (1) the Company and the Secretary enter into this Amendment, (2) the Company and DQSC amend their tax sharing agreement (the "Tax Agreement") to provide that the Company will receive credits against future tax payments owed under the Tax Agreement to the extent that the Company loses any tax benefits as a result of the Merger or the related distributions and (3) the Company and American Classic Voyages Co. ("AMCV") enter into an agreement that provides that AMCV shall reimburse the Company for any loss or adverse financial effect caused by the Merger, the distribution of any of the CEI Assets (as defined in Section 2 below) or the application of any of the Company's tax rights to shelter the income of CEI (the "Reimbursement Agreement").

D. In consideration of the continuing Guarantees by the Secretary, the benefits to the Company in connection with the Merger and for other valuable consideration, the Company has agreed to enter into this Amendment Number I to Title XI Reserve Fund and Financial Agreement.

NOW, THEREFORE, in consideration of the premises and other valuable consideration, the receipt of which is hereby acknowledged, the Company and the Secretary are hereby entering into this amendment, subject to the terms and conditions herein set forth.

1. Notwithstanding any provision to the contrary contained in the Title XI Reserve Fund and Financial Agreement, including Sections 13 (c)(6) and (7) of
Exhibit 1 thereto, said agreement is hereby amended in order to provide for and permit the Merger and the distribution of the CEI Assets, including all proceeds from any sale thereof, whether by dividend, distribution, advance or otherwise.

2. The Secretary hereby waives those provisions of the Title XI Reserve Fund and Financial Agreement that govern, limit and/or restrict distributions to the extent the provisions relate to the CEI assets, as defined below, and permits the Company to distribute, whether by dividend, distribution, advance or otherwise, all properties or assets owned by CEI immediately prior to the Merger and all cash derived from the operations of CEI's properties or assets (the "CEI Assets"), including all proceeds from any sale thereof, so long as
(i) the aggregate net sale proceeds of the CEI Assets exceed the liabilities of CEI existing immediately prior to the Merger (the "CEI Liabilities"), (ii) the merged company pays or satisfies all of the CEI Liabilities from the proceeds of the CEI Assets prior to making any other use of the sales proceeds of the CEI Assets, (iii) the Company incurs no adverse financial effect from the Merger.

3. The Secretary hereby agrees that the financial effect of the Merger and any sales or distribution of the CEI Assets are not subject to the depository and reporting requirements of the Title XI Reserve Fund and Financial Agreement, except to the extent that the Secretary may request information for the purpose of enforcing or reviewing the provisions of this Amendment, the Title XI Reserve Fund and Financial Agreement, the Tax Agreement or the Reimbursement Agreement.

4. The Company hereby certifies and agrees that, upon the Merger, the Company shall certify to the Secretary that (i) the aggregate net sale proceeds of the CEI Assets exceed the CEI Liabilities, (ii) the merged company has paid or satisfied all of the CEI Liabilities from the proceeds of the CEI Assets prior to making any other use of the sales proceeds of the CEI Assets and (iii) the Company has incurred no adverse financial effect from the Merger.

5. In the event of any inconsistency between this Amendment, the Title XI Reserve Fund and Financial Agreement as originally executed or with Exhibit I thereto, this Amendment shall control.

This Amendment may be executed in any number of counterparts. All such counterparts shall be deemed to be originals and shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, this Amendment Number I to Title XI Reserve Fund and Financial Agreement has been executed by the parties hereto as of the day and year first above written.

                                    GREAT AQ STEAMBOAT CO.



                                    By: /s/ Jordan B. Allen
                                       --------------------------------
                                        Vice President
                                       --------------------------------

Attest: /s/ Robin Mariella
       ------------------------


Title: Assistant Secretary
      -------------------------

                                    UNITED STATES OF AMERICA
                                    SECRETARY OF TRANSPORTATION

                                    By: MARITIME ADMINISTRATOR



                                    By: /s/ Joel C. Richard
                                       --------------------------------
                                        Secretary Maritime Administration
                                       --------------------------------


Attest: /s/ Patricia C. Byrne
       -------------------------


Title: Assistant Secretary
       Maritime Administration
      -------------------------